UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                     FORM 15


  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-33273

                             Advantage America, Inc.
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             (Exact name of registrant as specified in its charter)

 4425 Jamboree Road, Suite 250, Newport Beach, California  92660, (949) 851-9391
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executives offices)

                     Common Stock, par value $0.10 per share
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            (Title of each class of securities covered by this Form)

                                      None
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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule  12g-4(a)(1)(i)    [ ]            Rule  12h-3(b)(1)(i)    [ ]
     Rule  12g-4(a)(1)(ii)   [x]            Rule  12h-3(b)(1)(ii)   [x]
     Rule  12g-4(a)(2)(i)    [ ]            Rule  12h-3(b)(2)(i)    [ ]
     Rule  12g-4(a)(2)(ii)   [ ]            Rule  12h-3(b)(2)(ii)   [ ]
                                            Rule  15d-6             [ ]

Approximate number of holders of records as of the certification or notice date:
          320
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Pursuant  to  the  requirements  of the Securities Exchange Act of 1934 (Name of
registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 11, 2003              /s/  M.C.  Horning  III
                                  -----------------------
                                  M.C. Horning III, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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